EXHIBIT 14
APPLIED NEUROSOLUTIONS, INC.
CODE OF ETHICS AND BUSINESS CONDUCT
EFFECTIVE AS OF JUNE 1, 2005
(UPDATED AS OF JANUARY 2009)

This Code of Ethics and Business Conduct (“Code”) applies to all employees, officers and directors of Applied NeuroSolutions, Inc. and its subsidiaries (“APNS” or the “Company”).  This Code sets forth general principles.  Certain of the principles set forth herein are further addressed in specific policies and procedures set forth in APNS’ Policy Statement on Insider Trading relating to insider trading in securities of Applied NeuroSolutions, Inc. and confidentiality of information (the “Insider Trading Policy”) previously adopted by APNS.  This Code is not intended to limit or modify the Insider Trading Policy.

1.           Compliance with laws, rules and regulations

The Company expects you to comply with the letter and spirit of all applicable laws, rules and regulations.  Illegal conduct can never be in the Company’s best interests.  No employee, officer or director will enter into any transaction on the Company’s behalf that he or she knows or should know would violate any law or regulation, nor should any person assist any third party in violating any law or regulation, whether or not such assistance in itself is a violation.  The laws and regulations with which each department and location of APNS must comply will vary.  Each employee, officer and director is responsible for knowing the specific laws and regulations that affect him or her.  If you have any questions about your obligations under any applicable law, you should seek advice from your supervisor, or the Chief Executive Officer or Chief Financial Officer, or APNS’ outside counsel, Eilenberg Krause & Paul LLP (Adam Eilenberg, Email: ade@ezlaw.com; telephone: 212-986-9700, ext. 323; or William Dauber, Email: wdauber@ezlaw.com; telephone: or 212-986-9700, ext. 337).

The following is a non-exclusive list of laws to which all employees, officers and directors of APNS must adhere:

Accurate Books and Records

All funds, other assets and transactions of the Company must be properly documented, fully accounted for and promptly and accurately recorded in the Company’s books and records in conformity with accounting principles generally accepted in the United States of America (GAAP), and in the case of any subsidiary of the Company located outside the United States, in conformity with accounting principles generally accepted in the country in which such subsidiary operates.  The Company will adhere to the intent of the accounting and disclosure requirements established by the U.S. Securities and Exchange Commission (the “SEC”).  No employees, officers or directors may engage in the making of false or fictitious entries in Company books or records (including employee timesheets) with respect to Company transactions or the disposition of Company assets.

Insider Trading and Securities Law Compliance

Each employee, officer or director shall fully comply with the Company’s Insider Trading Policy, and shall not, directly or indirectly, (i) disclose material non-public Company information to a third party or (ii) purchase and/or sell (or advise someone else to purchase or sell) the Company’s stock except in accordance with the Insider Trading Policy.  The Company has given each employee, officer and director a copy of the Insider Trading Policy.  If you have lost your copy, you may obtain a new one from the Chief Financial Officer of the Company.

Political Contributions

Employees shall not use Company funds for contributions of any kind to any political party or committee in the United States or any foreign country, or to any candidate for or holder of any office of any government, national, state or local.

Workplace Health and Safety Laws

The Company will conduct its operations in compliance with all applicable environmental and health and safety laws and regulations, in keeping with good corporate citizenship and with a positive commitment to the protection of the natural and workplace environments.  Workplace health and safety laws will vary among departments and locations.  You are responsible for knowing the specific laws and regulations that affect your job and location.

2.           Conflicts of Interest

A “conflict of interest” occurs when an individual’s personal interest interferes or has the appearance of interfering with the interests of APNS.  The Company expects you to exercise care to ensure that conflicts of interest are avoided.  This Code establishes only the framework within which APNS wishes the business to operate.  The purpose of the guidelines set forth in this Code is to provide general direction so that employees, officers and directors can seek further clarification on issues related to the subject of acceptable standards of operation.  Please contact the Chief Executive Officer, the Chief Financial Officer or the outside counsel identified in Section 1 of this Code about conflicts of interest.

Private Investments, Co-investments and Outside Business Activities by Employees and Officers

Private investments, co-investments and outside business activities may create conflicts of interest and other complications for employees and officers and outside, non-employee directors.  Therefore,

(a)           Without the prior written consent of the Chief Executive Officer or the Chief Financial Officer, employees and officers may not:

(i)	make a co-investment with APNS;
(ii)	be engaged in any other business;
(iii)	be employed or compensated by any other person; or
(iv)	serve as an officer, partner or employee of another organization.

Outside, non-employee directors are subject to the requirements of Section 2(g) of this Code.

(b)           Prior to making such an investment or engaging in such outside business activity, an employee or officer or director must submit to his or her supervisor and to the Chief Executive Officer or the Chief Financial Officer a memorandum describing in detail all aspects of the proposed investment or proposed outside business activity.  If the Chief Executive Officer or Chief Financial Officer approves the proposed investment or outside business activity, the Chief Executive Officer or Chief Financial Officer will notify the employee or officer in writing.  Such approval may be given subject to restrictions or qualifications and is revocable at any time.

(c)           If an employee or officer has received approval to engage in outside activities, such person may not imply that he or she is acting on behalf of, or as a representative of, APNS, and the person may not use APNS’ offices, telephones, computer equipment or stationery for any purpose not directly related to APNS’ business.

(d)           Employees and officers should note that use of APNS’ telephones, computer equipment or stationery for charitable or civic purposes or outside activity is only permitted with the express prior approval of the Chief Executive Officer or Chief Financial Officer.  Employees or officers may not offer APNS’ services in lieu of cash donations to charitable or civic organizations.

(e)           Employees and officers have an ongoing responsibility to report any change in status with respect to a previously approved investment or outside activity.

(f)           Employees and officers should consult the Chief Executive Officer or Chief Financial Officer if they are in doubt as to whether an investment or outside business activity of any type is covered by this Code.

(g)           Although these restrictions outlined above do not specifically cover APNS’ outside, non-employee directors, such persons must also assure that no conflicts of interest arise in their relationship with APNS.  However, a non-employee director may be affiliated with a company with which APNS has a business relationship (such as a supplier, an investor, or a licensee or customer), provided that the nature of such affiliation and business relationship is disclosed to the Board of Directors of APNS (the “Board”) and the Board approves such affiliation and business relationship (with the interested director not participating in the vote).

Gifts and Gratuities

Employees, officers and directors must not take, accept or receive directly or indirectly, from any person compensation of any nature as a bonus, commission, fee gratuity or other consideration for business sought or procured by such persons or APNS.  In addition, such persons must not directly or indirectly give anything of value, including gratuities, in excess of $100 per individual per year to any person or entity.  Employees, officers or directors must obtain the prior written approval of the Chief Executive Officer or Chief Financial Officer before giving anything of value in any amount.  APNS may maintain a separate record of all such payments.

3.           Loans

Executive officers and directors may not obtain loans from the Company.  Any loan to other employees must be approved by the Chief Executive Officer or the Chief Financial Officer or by the Board.

4.           Corporate Opportunities

You owe a duty to the Company to advance the Company’s legitimate business interests when the opportunity to do so arises.  You may not (i) take for yourself (or direct to a third party) any opportunity that is discovered through the use of Company property, information or position and relates to any line of business in which the Company engages (unless the Company has already been offered the opportunity and turns it down), (ii) use Company information or position for personal gain or (iii) compete with the Company.

5.           Protection and Proper Use of Company Property

You must make reasonable efforts to safeguard Company property within your control from loss, theft or unauthorized use. You may only use Company property for legitimate business purposes of the Company, subject to the following:

(a)           The Company may authorize an employee, officer or director to use specific Company property as a “perquisite” element of his or her compensation.  Any such authorization for an executive officer or director must be given by the Board or the Compensation Committee and disclosed as compensation to the extent required by SEC rules. Any such authorization for any other employee must be given by an executive officer.

(b)           The foregoing policy does not preclude occasional personal use of the Company’s electronic communications systems, provided that such use: (i) does not interfere with the performance of your job or other duties to the Company, (ii) does not diminish productivity and (iii) does not violate any specific policies of the Company regarding use of its electronic communication systems.

6.           Confidentiality

You must maintain the confidentiality of any confidential information that you learn concerning APNS and any other company with whom the Company has a business relationship in accordance with the provisions of the Insider Trading Policy, and with the terms of any confidentiality agreement and/or employment agreement you have entered into with the Company.

7.           SEC Reporting and Public Communications.

APNS strives to have full, fair, accurate, timely and understandable disclosure in all reports that APNS files or submits to the SEC and in APNS’ other public communications. In furtherance of this objective, APNS expects that all persons involved in the preparation or review of APNS’ SEC reports will (i) be familiar with the “disclosure controls and procedures” that APNS has adopted as required by the Securities Exchange Act of 1934, (ii) follow such procedures, and (iii) bring to the attention of the Chief Financial Officer or the Company’s outside counsel identified in Section 1 of this Code any material deviations from such procedures.  If you become aware of any credible information that would place in doubt the accuracy in any material respect any of the Company’s SEC reports or other public disclosures, you should bring such information to the attention of the Company’s Chief Financial Officer or the Company’s outside counsel identified in Section 1 of this Code.  You may also bring the matter to the attention of the Audit Committee in the manner described in Section 10 of this Code.

8.           Books and Records

The Company’s books and records must be prepared accurately and maintained properly in accordance with the Company’s records management policies and all applicable laws and regulations.  No false entries may be made in the Company’s records for any reason.  In no circumstances is it ever appropriate for an APNS employee, officer or director to sign another person’s name on any document whatsoever.  You must not accommodate any requests by any person to falsify signatures on documents or other APNS records in any circumstances.

Generally, the Company expects that you will:

•	not conceal any financial or bookkeeping irregularity;

•	cooperate completely and forthrightly with the Company’s internal and independent auditors; and

•	follow the Company’s system of internal accounting controls.

You may never destroy, alter, or conceal, with an improper purpose, any record or otherwise impede any governmental proceeding of which you are aware.

9.           Fair Dealing

You should endeavor to deal fairly with the Company’s customers, competitors, employees, suppliers and others with whom the Company has a business relationship.   You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

10.           Reporting of Violations; Consequence of Violations

The Company expects that you will promptly report any circumstances that you believe in good faith may constitute a violation of this Code or any other Company policy.  The Company will not allow retaliation for reports made hereunder in good faith.

You should report to the following persons:

(a)           if you are a non-employee director, you should report to the Board or the Audit Committee;

(b)           if you are an officer, you should report to the Chief Executive Officer or the Chief Financial Officer, the Board or the Audit Committee or APNS’ outside counsel identified in Section 1 of this Code; and

(c)           if you are a non-officer employee, you should report to your supervisor, the Chief Executive Officer or the Chief Financial Officer or APNS’ outside counsel identified in Section 1 of this Code.

Notwithstanding the foregoing, if you have any complaints or issues regarding accounting, internal accounting controls or auditing matters or the accuracy of the Company’s SEC reports or other public communications you may report directly to the Audit Committee. If you are not comfortable identifying yourself, you may communicate with the Audit Committee anonymously.

The Chairman of the Audit Committee, as of January 1, 2009, is Gary C. Parks.  Communications to the Audit Committee may be sent to (1) Mr. Parks via mail at 150 Fairway Drive, Suite 150, Vernon Hills, IL 60061; via fax to 847-573-8288; or via email to Gparks@immtechpharma.com

The Company will investigate any reports of alleged violations of this Code. If the alleged violation involves a director, an executive officer, or the Company’s principal accounting officer, or if it involves accounting, internal accounting controls or auditing matters or the accuracy of the Company’s SEC reports or other public communications, then the investigation will be supervised by the Audit Committee.  In all other cases, the Company’s outside counsel identified in Section 1 of this Code or such other person(s) as the Chief Executive Officer considers appropriate will supervise the investigation.

Violations of this Code may result in, among other actions, suspension of work duties, diminution of responsibilities or demotion, termination of employment and removal as a director.

11.           Waivers

From time to time, the Company may waive some provisions of this Code.  Waivers must be authorized as follows:

a.           for executive officers, the Company’s principal accounting officer and directors, the waiver must be approved by the Board or the Audit Committee (with any interested director not participating in the vote); and

b.           for other employees, the waiver may be approved by any executive officer.  If the Company waives any provision of this Code for any executive officer or director, the Company will disclose such waiver to the extent required by the rules of the SEC.

I have read, understand and agree to abide by the Applied NeuroSolutions, Inc. Code of Ethics and Conduct:

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Employee / Director Signature

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Employee / Director Name

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